Exhibit 4: Operating Results by Business Unit in Ch$ millions
(Six Months Ended June 30)

YTD 2002	Wire and Cable	Brass Mills	Flexible Packaging	Aluminum Profiles	Total

Revenues	68.663	28.766	20.370	14.974	132.773
COGS	(61.986)	(24.850)	(17.899)	(11.076)	(115.811)
Gross Income	6.677	3.916	2.471	3.898	16.962
Gross Margin	9,7%	13,6%	12,1%	26,0%	12,8%
SG&A	(7.335)	(2.516)	(1.402)	(1.669)	(12.922)
% sales	10,7%	8,7%	6,9%	11,1%	9,7%
Operating Income	(658)	1.400	1.069	2.229	4.040
Operating Margin	-1,0%	4,9%	5,2%	14,9%	3,0%

EBITDA	2.956	2.579	2.346	2.560	10.441
Segment Contribution
% Revenues	51,7%	21,7%	15,3%	11,3%	100,0%
% Operating Income	-16,3%	34,7%	26,5%	55,2%	100,0%

YTD 2003	Wire and Cable	Brass Mills	Flexible Packaging	Aluminum Profiles	Total

Revenues	57.874	29.412	21.524	15.589	124.399
COGS	(51.816)	(25.596)	(18.677)	(11.660)	(107.749)
Gross Income	6.058	3.816	2.847	3.929	16.650
Gross Margin	10,5%	13,0%	13,2%	25,2%	13,4%
SG&A	(5.681)	(1.989)	(1.574)	(1.844)	(11.088)
% sales	9,8%	6,8%	7,3%	11,8%	8,9%
Operating Income	377	1.827	1.273	2.085	5.562
Operating Margin	0,7%	6,2%	5,9%	13,4%	4,5%

EBITDA	3.971	3.053	2.405	2.391	11.820
Segment Contribution
% Revenues	46,5%	23,6%	17,3%	12,5%	100,0%
% Operating Income	6,8%	32,8%	22,9%	37,5%	100,0%

Última actualización 29-08-2003
Por .